UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Express Scripts Holding Company

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The following consists of (i) a letter that supplements information contained in Express Scripts’ Definitive Proxy Statement dated and filed March 24, 2015 and (ii) an outline of key points contained in the letter for use in meetings with stockholders. In connection with Express Scripts’ Annual Meeting of Stockholders on May 6, 2015, the Company is communicating the information below to its stockholders commencing on April 20, 2015.

April 20, 2015

To:	Stockholders of Express Scripts Holding Company

Re:	2015 Annual Meeting of Stockholders

Please consider the following, together with the board’s statement in opposition to the proposal that is included in the Company’s 2015 proxy statement dated and filed with the Securities and Exchange Commission on March 24, 2015. You can also view our proxy statement at https://www.proxyvote.com or the “Investor Relations - Annual & Other Reports” section of our website at www.express-scripts.com. Information on our website does not constitute part of this document.

The Board of Directors Unanimously Recommends a Vote AGAINST the Stockholder Proposal regarding an Independent Board Chairman

The board of directors of Express Scripts Holding Company (“Express Scripts” or the “Company”) and its Corporate Governance Committee have considered the proposal to adopt a policy requiring that the Company’s Chairman be an independent director, which will be voted upon at the Company’s upcoming 2015 Annual Meeting, and concluded that its adoption is unnecessary and not in the best interests of our stockholders. Please consider the following, together with the board’s statement in opposition to the proposal that is included in the Company’s 2015 proxy statement.

Scope of the Proposal

The proposal requests that the board adopt as policy, and amend the Company’s Bylaws, as necessary, to require that the chair of the board be an independent member of the board “whenever possible,” even when such an appointment would not be in the best short or long term interests of the stockholders.

Board Leadership Structure

Express Scripts has a strong, independent Presiding Director who, among other duties:

•	presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

•	serves as a liaison between the chairman of the board and the independent directors;

•	has the authority to approve the nature and extent of information and data sent to the board;

•	has the authority to approve meeting agendas for the board;

•	has the authority to approve the meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and director communication.

Governance Structure and Practices

Express Scripts has a strong governance structure and practices:

•	The Company’s board of directors is composed almost entirely of independent directors. All but one of the current board members and nominees are independent. Moreover, the independent directors are active participants in the Company’s governance process and meet regularly in executive sessions without members of management present.

•	Each of the key committees (Audit Committee, Compensation Committee, Compliance Committee and Corporate Governance Committee) is composed entirely of independent directors. Among other things, the Compensation Committee is responsible for reviewing the performance of the CEO and for determining and approving the compensation, including salary, annual incentive compensation and long-term incentive compensation, for the CEO and Express Scripts’ other senior executives.

•	The board has adopted Corporate Governance Guidelines and other governance policies that reflect best governance practices and continues to review and enhance these policies. In the past decade, changes to the corporate governance policies have included, among other things, adopting a majority voting policy, permitting stockholders to call special meetings, and adding a clawback policy.

•	The Express Scripts board reflects a combination of both experienced and more recent directors who each contribute to board continuity, while maintaining an appropriate level of oversight with respect to senior management and the CEO and allowing for the inflow of new ideas and perspectives. Since 2011, four new independent directors have been added to the board (three of whom continue to serve on the board). There is also an appropriate balance between independent directors who have been in office before the current CEO was appointed in 2004 and those who have since been elected (in each case, five directors). Further, in early 2014, a President was appointed and the CEO relinquished that title, thereby providing additional balance and depth to the management of the Company.

•	Express Scripts has strong governance and executive compensation practices. There have been no material failures of governance and oversight or reportable related party transactions, and no corporate and management scandals.

Company Performance

During the almost nine-year tenure of Mr. Paz in the roles of both Chairman and CEO, total stockholder return (“TSR”) for Express Scripts’ stockholders has been 362%, well above the total stockholder return of 95% for the S&P 500 and the mean stockholder return of 210% of the Company’s peer group used for compensation benchmarking purposes.

ISS Proxy Advisory Services, in its recent analysis of this proposal, made note of the Company’s TSR performance versus one particular group – the GICS 3510, which includes companies of various sizes operating in health care equipment and services sectors. ISS compared the performance over the most recent one, three and five year periods, noting that the Company had trailed the median of this group by approximately 2 percentage points over the three and five year periods, and outperformed the median of this group by approximately 1 percentage point over the most recent year. However, using the same group and weighted returns by market capitalization (a common way to measure the performance of the GICS 3510), the Company outperformed the median of the group over the three and five year periods by approximately 4 percentage points and 1 percentage point, respectively. While the Company would certainly prefer to see strong over-performance consistent with its long-term historical track record, we question whether performance slightly below median using one specific method of measurement and relative to a select peer group over two discrete time periods warrants a radical change in the Company’s governance structure – particularly in light of the fact that the Company over-performed against this same group when weighted for its size and in light of the extraordinary growth and value Express Scripts has created for stockholders since Mr. Paz assumed the combined role of Chairman and CEO.

Other Relevant Factors

Express Scripts believes that the stockholder proposal advocating for an independent chairman policy is not based on experience or evidence. Our experience demonstrates that combining the chairman and CEO roles can be the best approach under the circumstances and that our structure benefits stockholders. The empirical studies sometimes cited in support of an independent chair policy are refuted by others. To the Company’s knowledge, no empirical study supports the argument that a policy requiring the chair to be independent inherently leads to better performance. The board should have the right to maintain combined chairman and CEO roles when deemed in the best interests of the Company and its stockholders.

Recent voting results on independent chair proposals generally support the Company’s view that a strict independent chair policy is not advisable. According to Georgeson’s 2014 Annual Corporate Governance Review, similar proposals were opposed on average by 69% of stockholders.

In conclusion, the board of directors believes that retaining a flexible approach to board governance, in which the board of directors can select a chairman from among all available candidates, best serves the interests of our stockholders. The Board of Directors does not believe that it should be bound by a policy that would require implementation even in instances which would not be in the best short or long term interests of the Company.

Sincerely,

/s/ Martin P. Akins

Martin P. Akins

Corporate Secretary

Express Scripts Holding Company

1 © 2015 Express Scripts Holding Company
All Rights Reserved
Independent Chair Proposal
Board Recommendation: AGAINST
TSR (%)
1 year 3 year 5 year
Company 20.54 23.74 14.40
GICS 3510 (As calculated by
ISS)
19.19 25.65 16.69
GICS 3510 (Weighted for
Size, as calculated by ESRX)
20.85 19.69 13.81
S&P 500 13.69 20.41 15.45
•ISS Report confirms no material concerns with corporate governance structure
•Independent Directors meet in separate session at least quarterly
•Lead Independent Director can call meetings of independent directors at any time
•ISS recommendation is based, in part, on the Company’s TSR performance against its peer group over a 3 and 5 year period.  However, the chart below reflects that:
• when weighted for size, the Company’s TSR performance exceeds its peer group over a 3 and 5 year period; and
• the Company exceeded the TSR performance of the S&P 500 over a 1 and 3 year period.